Exhibit 99.1

Navidea Biopharmaceuticals Rejects ProPhase Labs Offer To Acquire Certain Assets of Navidea

Garden City, NY, June 29, 2023 (GLOBE NEWSWIRE) — ProPhase Labs, Inc. (NASDAQ: PRPH) (“ProPhase”), a next generation biotech, genomics and diagnostics company, today announced that it recently made an unsolicited offer to acquire certain assets from NYSE American listed Navidea Biopharmaceuticals, Inc. (“Navidea”), and that the offer was rejected by Navidea.

On June 8, 2023, ProPhase submitted to Navidea a written, non-binding offer to purchase a portion of the assets of Navidea. Prophase offered a purchase price of either: (i) $7 million, if paid in cash, or alternatively, (ii) $9.1 million, if paid in shares of common stock, par value $0.0005 per share, of ProPhase (“ProPhase Stock”). ProPhase advised Navidea that it would be amenable to a purchase price paid in a combination of cash and ProPhase Stock.

The cash offer was equivalent to over two times the then-current market cap of Navidea or almost three times the current market capitalization of Navidea in ProPhase Stock. Furthermore, the offer would have left Navidea with other assets of Navidea such as the current and future milestone payments, the majority of the therapeutic assets, the cardiovascular products, and any territories Lymphoseek assets are already committed to.

On June 16, 2023, Navidea informed ProPhase that the board of directors of Navidea flatly rejected the offer. Navidea did not make a counteroffer and did not seek to engage in any further discussions with Prophase.

ProPhase made this offer because ProPhase believes that it has the infrastructure, platform, distribution and capital needed to successfully develop the targeted Navidea assets. ProPhase included the opportunity for Navidea to take some or all of the transaction value in ProPhase Stock, so that Navidea could share in the upside from the development of the Navidea assets by ProPhase, as well as participate in the upside from ProPhase’s already-successful lines of business.

“We feel that the offer we made was and is in the best interests of Navidea and all of its shareholders,” commented Ted Karkus, ProPhase Lab’s Chief Executive Officer. “ProPhase is always open to opportunities to acquire and develop interesting additional assets to leverage its existing biotech, genomics and diagnostics subsidiaries.”

About ProPhase Labs

ProPhase Labs, Inc. (Nasdaq: PRPH) (“ProPhase”) is a next-generation biotech, genomics and diagnostics company. Our goal is to create a healthier world with bold action and the power of insight. We’re revolutionizing healthcare with industry-leading Whole Genome Sequencing solutions, while developing potential game changer diagnostics and therapeutics in the fight against cancer. This includes a potentially life-saving cancer test focused on early detection of esophageal cancer and potential breakthrough cancer therapeutics with novel mechanisms of action. Our world-class CLIA labs and cutting-edge diagnostic technology provide wellness solutions for healthcare providers and consumers. We develop, manufacture, and commercialize health and wellness solutions to enable people to live their best lives. We are committed to executional excellence, smart diversification, and a synergistic, omni-channel approach. ProPhase Labs’ valuable subsidiaries, their synergies, and significant growth underscore our multi-billion-dollar potential.

For more information, visit www.ProPhaseLabs.com

Media Relations and Institutional Investor Contact:

ProPhase Labs, Inc.

267-880-1111

investorrelations@prophaselabs.com

Retail Investor Relations Contact:

Renmark Financial Communications

John Boidman

514-939-3989

Jboidman@renmarkfinancial.com

Source: ProPhase Labs, Inc.

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